Exhibit 99.1

NanoVibronix Announces Pricing of $10 Million Public Offering of Preferred Stock and Warrants

TYLER, TX – May 15, 2025 – NanoVibronix, Inc. (NASDAQ: NAOV) (“NanoVibronix” or the “Company”), a medical technology company specializing in therapeutic devices, today announced the pricing of an underwritten public offering of approximately 400,000 shares of the Company’s Series G Convertible Preferred Stock (“Preferred Stock”), par value $0.001 per share and Warrants to purchase up to 4,901,961 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company at an exercise price of $2.04 per share (the “Warrants”). The combined public offering price of each share of Preferred Stock together with an accompanying Warrant is $25.00. The closing of the public offering is expected to occur on or about May 19, 2025, subject to the satisfaction of customary closing conditions.

Dawson James Securities, Inc. is acting as the sole bookrunning manager for the public offering.

The gross proceeds of the public offering are expected to be approximately $10 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for (i) the redemption of the principal amount of its outstanding debenture with an aggregate principal amount of $1,300,000, initially issued on February 14, 2025, pursuant to the terms and conditions of such debenture and up to $700,000 to be applied to the partial repayment of an outstanding note issued on January 17, 2025, in the aggregate principal amount of $2,497,308 and (ii) general corporate purposes.

This public offering is being made by the Company pursuant to a registration statement on Form S-1 (File No. 333-284973), as amended, originally filed on February 14, 2025, and declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 14, 2025. The securities may only be offered by means of a prospectus which forms a part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC and a final prospectus relating to the offering will be filed with the SEC. Copies of the final prospectus may be obtained, when available, at the SEC’s website at www.sec.gov or from Dawson James Securities, Inc. Attention: Prospectus Department, 101 North Federal Highway, Suite 600, Boca Raton, FL 33432, investmentbanking@dawsonjames.com or toll free at 866.928.0928.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV), is a medical technology company advancing both non-invasive and minimally invasive solutions across clinical and home care settings. Headquartered in Tyler, Texas, with research and development in Nesher, Israel, the company focuses on two distinct technology platforms:

●	Acoustic-based therapeutic technologies, including PainShield® and UroShield®, which utilize proprietary low-intensity surface acoustic wave (SAW) technology. This technology is designed for use in a variety of medical applications, including the disruption of biofilms and bacterial colonization, as well as the treatment of pain. These devices are intended for use in home or care settings without the need for continuous professional supervision.

●	ENvue™ Navigation Platform, developed and operated by ENvue Medical, with offices in Arlington Heights, Illinois and Tel Aviv, Israel, is a minimally invasive electromagnetic navigation system intended to assist clinicians in placing feeding tubes into the gastrointestinal tract. FDA 510(k) cleared for adult use, ENvue offers real-time bedside visualization of tube movement and supports informed decision-making during the placement procedure. Future platform expansion may include pediatric and vascular access applications.

NanoVibronix / ENvue Medical aims to advance standards in non-invasive therapy and minimally invasive navigation, with a commitment to patient safety, clinical usability, and technology innovation across a range of healthcare environments.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These forward-looking statements include, but are not limited to: statements regarding the completion of the offering, the satisfaction of closing conditions, the use of proceeds from the offering, and future expectations and plans and prospects for the Company. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of the Company’s existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of the Company’s products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) the Company’s limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for the Company’s products; (ix) the Company’s ability to successfully obtain and maintain intellectual property protection covering the Company’s products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) the Company’s reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet the Company’s future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) the Company’s conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Contact:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.